Exhibit 99.1
Maxco, Inc. Announces It Has Signed a Definitive Asset Purchase and Sale Agreement to Sell Substantially All the Assets of its Wholly Owned Subsidiary, Atmosphere Annealing, Inc.

GRAND LEDGE, Mich., Dec. 13 /PRNewswire-FirstCall/ -- Maxco, Inc. (Nasdaq: MAXC) announced that it has signed a definitive asset purchase and sale agreement to sell substantially all the assets of its wholly owned subsidiary, Atmosphere Annealing, Inc. ("AAI") as well as the assets of AAI's 100% owned subsidiary, BCGW, Inc. ("BCGW") to Quanex Technologies, Inc., a subsidiary of Quanex Corporation (NYSE: NX). Terms were not disclosed.

The transaction, expected to close on or about February 1, 2007, is subject to approval by Maxco, Inc. ("Maxco") shareholders, obtaining consents from regulatory authorities, and other customary closing conditions. Maxco will be obligated to pay at closing certain outstanding liabilities secured by the assets of AAI and BCGW. In addition, Maxco will be required to place into escrow a portion of the sale price for up to four years.

Maxco currently operates in the heat-treating business segment through AAI. AAI, a Michigan corporation, provides metal heat treating, phosphate coating and bar shearing and sawing services to the cold forming, stamping, forging and casting industries. AAI's four plants are located in Lansing, Michigan; Canton, Ohio; and North Vernon, Indiana.

Quanex Corporation is an industry-leading manufacturer of engineered materials and components for the vehicular products and building products markets.

"AAI has been very successful since we purchased it in 1997 and our board of directors believes that selling the business at this time will provide the maximum value for our shareholders," said Max A. Coon, Maxco Chairman and President. "In addition, we considered the business synergies between AAI and Quanex. Quanex, through its MACSTEEL group, is both a customer of AAI and provider of products and of services to many of our customers. As such, MACSTEEL has an intimate understanding and appreciation of our AAI organization. Another major factor in our decision to sell to Quanex was that Quanex will extend offers of employment to substantially all of the current AAI employees."

Maxco also has investments in real estate and investments representing less than a majority interest in the following businesses: a registered broker-dealer of securities that is primarily focused on the trading of fixed income investments; a developer, manufacturer and marketer of microprocessor-based process monitoring and inspection systems for use in industrial manufacturing environments; and an energy-related business. Maxco's common shares are traded on the NASDAQ SmallCap Market System under the symbol MAXC.

This release includes "forward-looking" information statements, as defined in the Private Securities Litigation Reform Act of 1995, including various statements relating to the proposed transaction. Actual results may differ from those provided in the forward-looking statements. The proposed transaction is subject to various conditions and may not occur. For instance, while we have signed a definitive agreement with Quanex Corporation, we may not complete the sale, or we may not complete the sale in a timely manner. In the event either party to the agreement does not receive shareholder approval, the necessary regulatory, or other conditions to the closing are not satisfied the sale will not be completed. This list is intended to identify only certain of the principal factors that could cause actual events to differ materially from those described in the forward-looking statements included herein. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements we make, even if new information, future events, changes in assumptions or any other reason would alter those statements.